EXHIBIT 8
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated March 11, 2009 to the Prospectus dated January 15, 2008 relating to securities issued pursuant to Registration Statement No. 333-148248 of Export Development Canada.
March 18, 2009
/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP